Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Synta Pharmaceuticals Corp. Amended and Restated 2006 Stock Plan, the Inducement Stock Option Award for Anne C. Whitaker, the Inducement Stock Option Award for Chen Schor and the Inducement Stock Option Award for Marc R. Schneebaum, of our reports dated March 12, 2015, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Synta Pharmaceuticals Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 12, 2015